EXHIBIT 99.2

DYNEGY ILLINOIS INC.

(FORMERLY NAMED DYNEGY INC.)

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined statement of operations of Dynegy Illinois for the year ended December 31, 2006 gives effect to the completion of the Merger Agreement Transactions as if the Merger Agreement Transactions had been completed on January 1, 2006. The following unaudited pro forma condensed combined balance sheet of Dynegy Illinois as of December 31, 2006 gives effect to the Merger Agreement Transactions as if the Merger Agreement Transactions had been completed on December 31, 2006.

The unaudited pro forma condensed combined financial information of Dynegy Illinois, which has been prepared using the purchase method of accounting for business combinations with Dynegy Illinois as the acquirer and based upon the historical financial statements of Dynegy Illinois and the combined financial statements of the Power Generation Business of LS Power Development, LLC and Affiliates, does not reflect any of the synergies and cost reductions that have resulted or may result from the Merger Agreement Transactions. The combined financial statements of the Power Generation Business of LS Power Development, LLC and Affiliates, attached as Exhibit 99.1 to this Current Report on Form 8-K/A, reflects the financial condition, results of operations and cash flows of the Contributed Entities for the periods described therein. In addition, this unaudited pro forma condensed combined financial information of Dynegy Illinois does not include any transition costs, restructuring costs or recognition of compensation expenses or other one-time charges that have been or may be incurred in connection with integrating the operations of Dynegy and the Contributed Entities.

The unaudited pro forma condensed combined financial statements of Dynegy Illinois for the year ended December 31, 2006 are based on certain assumptions and adjustments by the management of Dynegy Illinois as discussed in the accompanying Notes to Unaudited Pro Forma Condensed Combined Statements of Operations and accompanying Notes to Unaudited Pro Forma Condensed Combined Balance Sheet, and do not purport to reflect what Dynegy Illinois’ actual results of operations and financial position would have been had each such transaction comprising the Merger Agreement Transactions in fact occurred (i) as of January 1, 2006 (in the case of the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006) or (ii) as of December 31, 2006 (in the case of the unaudited pro forma condensed combined balance sheet as of December 31, 2006), nor are they necessarily indicative of the results of operations that Dynegy Illinois may achieve in the future.

The unaudited pro forma condensed combined financial information of Dynegy Illinois set forth below should be read in conjunction with Dynegy Illinois’ “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the notes thereto included in Dynegy Illinois’ Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended. The pro forma financial information included herein does not include adjustments for any transactions other than the Merger Agreement Transactions. During 2006, Dynegy Illinois executed various debt and equity transactions which are more fully described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Dynegy Illinois’ Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended.

The unaudited pro forma condensed combined financial information of Dynegy Illinois set forth below should also be read in conjunction with the historical combined financial statements of the Power Generation Business of LS Power Development, LLC and Affiliates filed as Exhibit 99.1 to this Current Report on Form 8-K/A. Because of the timing of the acquisitions described below, period-to-period comparisons and analyses of financial condition and results of operations of the Power Generation Business of LS Power Development, LLC and Affiliates may not be helpful for understanding the financial and operational performance of the Contributed Entities as a whole. The financial condition, results of operations and cash flows of (i) Ontelaunee, a power generation facility acquired by one of the Contributed Entities in October 2005, and (ii) eight power generation facilities acquired by one of the Contributed Entities in May 2006, have not been included in the combined financial statements of the Power Generation Business of LS Power Development, LLC and Affiliates as of any dates or for any periods prior to their acquisition by the applicable Contributed Entity.

The historical results of Dynegy Illinois and the Power Generation Business of LS Power Development, LLC and Affiliates are not necessarily indicative of the results that may be expected for Dynegy for any future period.

In creating the unaudited pro forma condensed combined financial statements, the primary adjustments to the historical financial statements of Dynegy Illinois and the Power Generation Business of LS Power Development, LLC and Affiliates were purchase accounting adjustments which include adjustments necessary to (i) allocate the purchase price to the tangible and intangible assets and liabilities of the Power Generation Business of LS Power Development, LLC and Affiliates based on their estimated fair values; (ii) adjust the amounts related to development assets that LS Associates transferred to a newly formed limited liability company (the “Development LLC”) in connection with the completion of the Merger Agreement Transactions, of which Dynegy owns 50%; and (iii) conform the accounting policies of the LS Contributing Entities to those of Dynegy Illinois.

Dynegy Illinois Inc.

(formerly named Dynegy Inc.)

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2006

(in millions, except per share data)

	(a) Dynegy Illinois Historical	(b) Contributed Entities Historical	Pro Forma Adjustments		Pro Forma
Revenues	$2,017	$989	$(20	)(c)	$2,986
Cost of sales, exclusive of depreciation shown separately below	(1,387)	(777)	60	(d)	(2,104)
Depreciation and amortization expense	(230)	(52)	(59	)(e)	(341)
Project development expenses	—	(23)	23	(f)	—
Impairment and other charges	(155)	—	—		(155)
Gain on sale of assets, net	3	—	—		3
General and administrative expenses	(196)	(28)	—		(224)

Operating income	52	109	4		165
Losses from unconsolidated investments	(1)	—	(11	)(f)	(12)
Interest expense	(382)	(151)	(28	)(g)	(561)
Debt conversion costs	(249)	—	—		(249)
Other income and expense, net	54	63	(5	)(h)	112

Income (loss) from continuing operations before income taxes	(526)	21	(40)		(545)
Income tax benefit (expense)	168	(8)	15	(i)	175

Income (loss) from continuing operations	(358)	13	(25)		(370)
Less: preferred stock dividends	9	—	—		9

Income (loss) from continuing operations available for common stockholders	$(367)	$13	$(25)		$(379)

Basic shares outstanding	459		340	(j)	799
Diluted shares outstanding	509		340	(j)	849
Basic loss from continuing operations	$(0.80)				$(0.47)
Diluted loss from continuing operations (k)	$(0.80)				$(0.47)

Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

of

Dynegy Illinois Inc. (formerly named Dynegy Inc.)

(a) Dynegy Illinois Historical—represents Dynegy Illinois’ historical audited consolidated statement of operations derived from its Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2006.

(b) Contributed Entities Historical—represents the historical audited condensed combined statement of operations of the Power Generation Business of LS Power Development, LLC and Affiliates for the year ended December 31, 2006, filed as Exhibit 99.1 to this Current Report on Form 8-K/A. The combined financial data and financial statements of the Power Generation Business of LS Power Development, LLC and Affiliates reflects the financial condition, results of operations and cash flow of the Contributed Entities for the periods described therein. Certain reclassifications have been made to the historical presentation in order to conform to Dynegy Illinois’ historical presentation.

(c) Revenues—represents the pro forma adjustments required to eliminate revenue of $43 million included in the Contributed Entities’ historical statement of operations for the year ended December 31, 2006. The underlying amounts in these adjustments relate primarily to a tolling agreement between the companies. The pro forma adjustment also reflects a net decrease to revenue of $7 million for the year ended December 31, 2006 for the amortization of the intangible contracts resulting from the Merger Agreement Transactions (see Note (g) of the Notes to Unaudited Pro Forma Condensed Combined Balance Sheet). Additionally, the pro forma adjustment reflects the elimination of amortization expense of $30 million for the year ended December 31, 2006 included in the Contributed Entities’ historical statements of operations.

(d) Cost of Sales—represents the pro forma adjustments required to eliminate cost of sales of $43 million included in Dynegy Illinois’ historical statement of operations for the year ended December 31, 2006. The underlying amounts in these adjustments relate primarily to a tolling agreement between the companies. The pro forma adjustment also includes a reduction of $17 million for the year ended December 31, 2006 for costs associated with major maintenance that were expensed in the Contributed Entities’ financial statements. It is Dynegy Illinois’ policy to capitalize major maintenance expenditures and amortize these costs over the period benefited.

(e) Depreciation and Amortization Expense—represents the pro forma adjustments required to reflect (i) the net incremental depreciation and amortization expense of $3 million for the year ended December 31, 2006 resulting from the capitalization of the previously expensed major maintenance costs; and (ii) the net incremental depreciation and amortization expense of $56 million for the year ended December 31, 2006 resulting from the increase in property, plant and equipment to reflect the fair value of the Contributed Entities’ power generation assets. As discussed in note (d) of the Notes to Unaudited Pro Forma Condensed Combined Balance Sheet, the amount of this adjustment is based on a preliminary estimate of the fair values of the power generation assets.

(f) Project Development Expenses and Earnings (Losses) from Unconsolidated Investments—represents the pro forma adjustments to eliminate 100% of the Contributed Entities project development expenses and record Dynegy Illinois’ 50% share of the losses recognized by the Contributed Entities’ interest in various development assets to be owned by the Development LLC (see note (e) of the Notes to Unaudited Pro Forma Condensed Combined Balance Sheet).

(g) Interest Expense—represents interest expense of $27 million for the year ended December 31, 2006 resulting from the increase in debt to reflect the issuance of the $345 million of notes as stipulated by the Merger Agreement. In addition, the pro forma adjustment also reflects interest expense of $1 million to reflect the increase in fair value of the Contributed Entities’ third-party debt. The final fair value determination of the third-party debt will be based on prevailing market interest rates as of the completion of the Merger Agreement Transactions and the necessary adjustment will be amortized as a reduction (in the case of a premium to book value) or an increase (in the case of a discount to book value) to interest expense over the remaining life of the individual debt issues.

(h) Other Income and Expense, Net—represents the pro forma adjustments required to reflect lower interest income due to the cash consideration payment of $100 million to the LS Power Group pursuant to the Merger Agreement Transactions (see note (c) of the Notes to Unaudited Pro Forma Condensed Combined Balance Sheet).

(i) Income Tax Benefit—represents the pro forma tax effect of the above adjustments based on an estimated prospective statutory rate of approximately 37%.

(j) Basic and Diluted Shares Outstanding—reflects the pro forma effect of the issuance of 340 million shares of Dynegy’s Class B common stock to the LS Contributing Entities pursuant to the Merger Agreement Transactions and the exchange of existing Dynegy Illinois common stock for Dynegy common stock.

(k) Diluted Loss Per Share—When an entity has a net loss from continuing operations, SFAS No. 128, “Earnings per Share,” prohibits the inclusion of potential common shares in the computation of diluted per-share amounts. Accordingly, the basic shares outstanding amount has been used to calculate both basic and diluted loss per share for the year ended December 31, 2006.

Dynegy Illinois Inc.

(formerly named Dynegy Inc.)

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2006

(in millions)

	(a) Dynegy Illinois Historical	(b) Contributed Entities Historical	Pro Forma Adjustments		Pro Forma
ASSETS
Current Assets
Cash and cash equivalents	$371	$64	$(100	)(c)	$335
Restricted cash	280	234	—		514
Accounts receivable, net of allowance for doubtful accounts	257	49	—		306
Accounts receivable, affiliates	1	—	—		1
Accounts receivable, other	—	11	—		11
Inventory	194	36	—		230
Assets from risk-management activities	794	24	(11	)(d)	807
Deferred income taxes	93	—	—		93
Prepayments and other current assets	92	14	9	(g)	115

Total Current Assets	2,082	432	(102)		2,412

Property, Plant and Equipment	6,473	2,203	1,667	(e)	10,343
Accumulated depreciation	(1,522)	(59)	59	(e)	(1,522)

Property, Plant and Equipment, net	4,951	2,144	1,726		8,821
Other Assets
Unconsolidated investments	—	—	81	(f)	81
Restricted investments	83	225	—		308
Assets from risk-management activities	16	14	(5	)(d)	25
Intangible assets	347	264	(251	)(g)	360
Goodwill	—	—	806	(h)	806
Deferred income taxes	12	—	—		12
Deferred financing costs, net	—	63	(63	)(i)	—
Other long-term assets	139	30	(3	)(j)	166

Total Assets	$7,630	$3,172	$2,189		$12,991

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$172	$12	$—		$184
Accrued interest	66	2	—		68
Accrued liabilities and other current liabilities	231	55	47	(k)	333
Deferred revenue	—	9	—		9
Liabilities from risk-management activities	722	—	3	(d)	725
Notes payable and current portion of long-term debt	68	32	—		100

Total Current Liabilities	1,259	110	50		1,419

Long-term debt	2,990	2,121	350	(l)	5,461
Bonds payable	—	100	—		100
Long-term debt, affiliates	200	—	—		200

Long-Term Debt	3,190	2,221	350		5,761

Other Liabilities
Notes payables-affiliate, including accrued interest	—	3	—		3
Liabilities from risk-management activities	35	44	24	(d)	103
Deferred income taxes	469	1	410	(m)	880
Other long-term liabilities	410	65	17	(n)	492

Total Liabilities	5,363	2,444	851		8,658

Commitments and Contingencies
Stockholders’ Equity
Class A Common Stock	3,367	—	(3,362	)(o)	5
Class B Common Stock	1,006	—	(1,003	)(o)(p)	3
Additional paid-in capital	39	798	5,600	(p)(q)	6,437
Subscriptions receivable	(8)	—	—		(8)
Accumulated other comprehensive income, net of tax	67	(8)	8	(q)	67
Accumulated deficit	(2,135)	(62)	95	(q)(r)	(2,102)
Treasury stock, at cost	(69)	—	—		(69)

Total Stockholders’ Equity	2,267	728	1,338		4,333

Total Liabilities and Stockholders’ Equity	$7,630	$3,172	$2,189		$12,991

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

of

Dynegy Illinois Inc. (formerly named Dynegy Inc.)

(a) Dynegy Illinois Historical—represents Dynegy Illinois’ historical audited consolidated balance sheet derived from its Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2006.

(b) Contributed Entities Historical—represents the historical audited condensed combined balance sheet of the Power Generation Business of LS Power Development, LLC and Affiliates as of December 31, 2006, filed as Exhibit 99.1 to this Current Report on Form 8-K/A. The combined financial data and financial statements of the Power Generation Business of LS Power Development, LLC and Affiliates reflects the financial condition, results of operations and cash flows of the Contributed Entities as described therein. Certain reclassifications have been made to the historical presentation in order to conform to Dynegy Illinois’ historical presentation.

(c) Cash and Cash Equivalents—represents the pro forma adjustments required to reflect the cash consideration paid to the LS Contributing Entities pursuant to the Merger Agreement Transactions.

(d) Assets/Liabilities from Risk-Management Activities—represents the pro forma adjustments required to reflect the mark-to-market value of the assets and liabilities from risk-management activities held by the LS Contributing Entities using Dynegy Illinois’ estimate of such values based on Dynegy Illinois’ view of the forward market curves for energy prices. These adjustments could be materially affected by changes in prices of power, coal and natural gas and changes in existing contract terms.

(e) Property, Plant and Equipment—represents the pro forma adjustments required to record the Contributed Entities’ power generating assets at their estimated fair value and eliminate the historical accumulated depreciation in accordance with purchase accounting guidelines. This adjustment was determined using Dynegy Illinois’ estimate of fair value based on discounted cash flows. This estimate is significantly affected by assumptions regarding environmental regulation, operating costs and the expected market prices for electricity, fuel and emission allowances and is subject to change based on the final purchase price allocation. This adjustment will be depreciated over the estimated remaining useful lives of the underlying assets, and could be materially affected by changes in fair value.

(f) Unconsolidated Investments—represents the pro forma adjustments required to record the fair value of Dynegy Illinois’ interest in the Development LLC pursuant to the Merger Agreement Transactions.

(g) Intangible Assets—represents the pro forma adjustments required to record the Contributed Entities’ energy contracts that do not qualify as derivatives or are accounted for as “normal purchase, normal sale” transactions under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, at their estimated fair value. These adjustments will be amortized to earnings over the remaining lives of the underlying contracts, which range from one to eleven years.

These adjustments were determined based on market information, where available, as well as Dynegy Illinois’ view of the forward market curves for energy prices. These adjustments could be materially affected by changes in prices of power, coal, and natural gas and changes in existing contract terms.

(h) Goodwill—represents the excess of the purchase price over the fair values of the assets acquired and liabilities assumed. The estimated total purchase price is calculated in part on the average per share price of Dynegy Illinois’ common stock during the five-day period beginning two days before and ending two days after September 15, 2006, the date of the public announcement of the Merger Agreement Transactions. The per share price of Dynegy Illinois’ common stock was used to value the Dynegy Class B shares that were issued to the LS Contributing Entities upon the closing of the Merger Agreement Transactions, as Dynegy Illinois considers the value of the Dynegy Illinois common stock to be an appropriate proxy. The following table summarizes the purchase price calculation (in millions):

Value of Dynegy stock issued	$2,033
Cash consideration	100
Dynegy subordinated note	275
Griffith Debt	70
Estimated transaction costs	45

Total estimated purchase price	$2,523

Under the purchase method of accounting, the total estimated purchase price, as shown in the table above, is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their fair values on the date the transaction closes (for purpose of these pro forma financial statements, that date has been assumed to be December 31, 2006). The fair value of these assets and liabilities is preliminary and is subject to change pending additional information that may come to the knowledge of Dynegy Illinois and restructuring decisions made prior to or upon completion of the merger. Further, Dynegy Illinois is in the process of obtaining a third-party valuation of the Contributed Entities’ assets and liabilities in order to develop a definitive allocation of the purchase price. The following table summarizes the calculation of goodwill (in millions):

Purchase price	$2,523
Less net assets acquired	1,717

Goodwill	$806

This amount is impacted by changes in the fair value of the assets and liabilities acquired, and therefore could change materially based upon the factors discussed above, particularly those identified in footnotes (d), (e), (f), (g), (k) and (n).

Pursuant to SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill is not amortized; rather, impairment tests are performed at least annually or more frequently if circumstances indicate an impairment may have occurred. If an impairment exists, the goodwill is immediately written down to its fair value through a current charge to earnings. Accordingly, the goodwill arising from the merger will be subject to an impairment test at least annually.

(i) Deferred Financing Costs—represents the pro forma adjustments required to eliminate the Contributed Entities’ deferred financing costs.

(j) Other Long-Term Assets—represents the pro forma adjustments required to eliminate the Contributed Entities’ book value associated with various development assets. Dynegy acquired a 50% interest in the Development LLC, which acquired these development assets (see note (f)) pursuant to the Merger Agreement Transactions.

(k) Accrued Liabilities and Other Current Liabilities—represents the pro forma adjustments required to reflect the accrual of approximately $45 million of costs expected to be incurred by Dynegy Illinois that are directly attributable to the Merger Agreement Transactions and an accrual of $2 million required to record the short-term portion of the fair value of out-of-the money energy contracts held by the Contributed Entities (see note (n)).

(l) Long-Term Debt— represents the issuance of $275 million of Debt by Dynegy and $70 million of debt by Griffith, an indirect wholly owned subsidiary of Dynegy, as stipulated by the Merger Agreement. In addition, the amount also includes a $5 million adjustment required to adjust the Contributed Entities’ third-party debt to its estimated fair value upon the completion of the Merger Agreement Transactions. The increase in the fair value of the debt will be amortized through interest expense over the remaining life of the debt. The final fair value determination will be based on prevailing market interest rates, adjusted for estimated issuance costs, at the completion of the merger and the necessary adjustment will be amortized as a reduction (in the case of a premium to book value) or an increase (in the case of a discount to book value) to interest expense over the remaining life of the individual debt issues.

(m) Deferred Income Taxes—represents the pro forma adjustments required to (i) record the estimated difference between the tax basis and the book basis of current assets and liabilities subsequent to the purchase price allocation and (ii) record the estimated difference between the tax basis and the book basis of non-current assets and liabilities subsequent to the purchase price allocation. These estimates are based on an estimated prospective statutory tax rate of approximately 37% and could change based on changes in the applicable tax rates and finalization of the combined company’s tax structure.

(n) Other Long-Term Liabilities—represents the pro forma adjustments required to record the long-term portion of the fair value of out-of-the money energy contracts of approximately $7 million held by the Contributed Entities. These adjustments will be amortized to earnings over the remaining lives of the underlying contracts. These adjustments were determined based on market information, where available, as well as Dynegy Illinois’ view of the forward market curves for energy prices. These adjustments could be materially affected by changes in prices of power, coal and natural gas and changes in existing contract terms. In addition, the amount also includes a $10 million adjustment required to adjust the Contributed Entities’ asset retirement obligation to its fair value upon completion of the Merger Agreement Transactions.

(o) Dynegy Illinois Class B Common Stock—represents the pro forma adjustments required to convert Dynegy Illinois’ Class B common stock to Dynegy Class A common stock at a par value of $0.01 in connection with the completion of the Merger Agreement Transactions.

(p) Dynegy Class B Common Stock—represents the pro forma adjustments required for the issuance of 340 million shares of Dynegy Class B common stock to the LS Contributing Entities at a par value of $0.01 pursuant to the Merger Agreement Transactions.

(q) Common Stockholders’ Equity—represents the pro forma adjustments required to eliminate the historical equity of the Contributed Entities.

(r) Accumulated Deficit—includes $21 million of income (net of tax of $12 million) associated with the extinguishment of the remaining value of the Dynegy-Kendall tolling arrangement as required by EITF 04-01, “Accounting for Pre-existing Contractual Relationships between the Parties to a Purchase Business Combination.” This adjustment was determined based on market information, where available, as well as Dynegy Illinois’ view of the forward market curves for energy prices. This adjustment could be materially affected by changes in prices of power, coal, and natural gas and changes in existing contract terms.